Exhibit 10.1
SEPARATION AGREEMENT

This Separation Agreement (this "Agreement") is entered into by and among John Tague ("Tague"), Hertz Global Holdings, Inc. ("Holdings") and The Hertz Corporation (hereinafter, together with their subsidiaries and divisions, "Hertz," the "Company" or the "Companies"), on December 12, 2016.  Reference is made to the Employment Agreement, dated as of November 21, 2014, between Holdings and Tague (the "Employment Agreement"), and the Hertz Global Holdings, Inc. Severance Plan for Senior Executives, as amended (the "Severance Plan"), and all capitalized terms used in this Agreement and not otherwise defined herein are as defined in the Employment Agreement.

In consideration of the mutual promises, covenants and agreements in this Agreement, which Tague and the Companies agree constitute good and valuable consideration, the parties stipulate, and mutually agree, as follows:

1. Resignation from Offices and Directorships.  Effective as of January 2, 2017 (the "Date of Termination"), Tague resigns from his position as Chief Executive Officer of the Companies, as well as from all director, officer or other positions he holds on behalf of the Companies (which for the avoidance of doubt, and in conformity with the definition of "Companies," shall include Holdings, The Hertz Corporation and all of their subsidiaries and divisions).  Tague agrees to sign all appropriate documentation, if any, prepared by the Companies to facilitate these resignations; provided that Tague understands that such resignations are self-effectuating and are effective on the Date of Termination.

2. Employment Status/Separation.  Tague and the Companies mutually agree that Tague's employment with the Companies shall cease effective the Date of Termination, and that the cessation of Tague's employment shall be treated as a "Good Leaver Termination" for purposes of the Employment Agreement and a "Qualifying Termination" for purposes of the Severance Plan.  The parties further agree that, except as otherwise provided in this Agreement, neither Tague nor the Companies shall have any further rights, obligations or duties under any other agreement or arrangement, relating to severance payments and benefits due to Tague, as of the date of this Agreement.  The parties agree that Tague's last day working in the Company's office in Florida shall be December 23, 2016; provided that Tague agrees to provide all necessary services after such date and prior to the Date of Termination as needed by the Company.

3. Accrued Obligations and Vested Benefits.  Tague is entitled to receive the following accrued obligations:  (a) in satisfaction of the provisions of Section 5(e)(i) of the Employment Agreement and Section 4.01 of the Severance Plan, all Base Salary earned or accrued but not yet paid through the Date of Termination, and payment for any earned but unused vacation days accrued through the Date of Termination, which payments shall be made to Tague no later than the next regularly scheduled payroll date after the Date of Termination; and (b) reimbursement for any and all business expenses incurred prior to the Date of Termination, subject to the terms of the Company's reimbursement policy.  In addition, the Companies acknowledge and agree that, without regard to this Agreement, Tague is vested in respect of options to purchase 126,168 shares of Holdings common stock at $90.16 per share, which were granted under the Employee Stock Option Agreement—Transition Options, dated as of November 21, 2014, between Holdings and Tague (as modified in connection with Holdings's separation from Herc Holdings, Inc.).

4. Severance Benefits.  Provided that Tague signs and does not timely revoke this Agreement pursuant to Section 17 and complies with the terms of this Agreement, Hertz shall provide Tague with the following severance payments and benefits, in full satisfaction of all termination obligations the Companies may have to Tague:

(a) Severance Payment.  In satisfaction of the provisions of Section 4.02(b) of the Severance Plan and notwithstanding any provision of the Severance Plan to the contrary, the Company shall pay Tague an amount in cash equal to $3,678,750, to be paid to Tague in equal installments on Holdings' regular payroll cycles during the 18-month period commencing on the first payroll date following the Effective Date; provided, however, any installments scheduled to be paid during the six-month period immediately following the Date of Termination instead shall be aggregated and paid in a lump sum on August 1, 2017 (or, if earlier, the first business day of the first month following Tague's death), along with interest at the applicable federal rate for instruments of less than one year.  The parties acknowledge and agree that, notwithstanding any provision of the Employment Agreement or the Severance Plan to the contrary, Tague shall not be entitled to any payment or benefits contemplated by Section 4.02(a) or 4.02(c) of the Severance Plan or any payments in respect of any earned but unpaid annual bonuses.

(b) Health Plan Coverage.  In satisfaction of the provisions of Section 4.02(d) of the Severance Plan, the Company shall provide Tague and his eligible family members with continued medical, dental and disability benefits under the applicable benefit programs of the Companies (the "health and welfare benefits").  If Tague makes timely application for such health and welfare benefits pursuant to Tague's benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall pay the premiums for such coverage to the same extent paid by the Company immediately prior to the Date of Termination for the first 18 months following the Date of Termination, or the date on which Tague becomes eligible for comparable health and welfare benefits through a new employer, whichever is earlier.  For the avoidance of doubt, the Company and Tague agree that the premiums paid for the benefit of Tague by the Company hereunder shall be taxed as imputed income to Tague.

(c) Equity-Based Awards.  Tague acknowledges that all compensatory awards denominated in common stock of Holdings held by him as of the date hereof are set forth on Exhibit A.  In satisfaction of the provisions of Section 5(e)(ii)(B) of the Employment Agreement, as of the Effective Date, (i) with respect to the Employee Stock Option Agreement—Performance Options, dated as of November 21, 2014, between Holdings and Tague (as modified in connection with Holdings' separation from Herc Holdings, Inc.), options to purchase 85,963 shares of Holdings common stock at $90.16 per share shall vest and (ii) with respect to the Performance Stock Unit Agreement, dated as of December 1, 2015, between Holdings and Tague (as modified in connection with Holdings' separation from Herc Holdings, Inc.), performance stock units in respect of 60,174 shares of Holdings common stock shall vest and be distributed to Tague within five business days of the Date of Termination; provided, the Company agrees that any necessary tax withholding required as part of the distribution of shares in settlement of the performance stock units shall be covered by the Company withholding shares that would otherwise be distributed to Tague, as permitted by the terms of the performance stock unit award agreement, and that Tague shall not be required to make any additional payment to cover any such required withholding tax.  Any equity-based awards held by Tague that are not vested as of the Date of Termination and that do not vest pursuant to the immediately preceding sentence shall be forfeited as of the Date of Termination.  Any options to purchase shares of Holdings common stock that are vested as of the date hereof or that vest pursuant to this Agreement shall remain exercisable until the earlier of (a) the 90th day following the Date of Termination (or, if later, the 90th day following expiration of any blackout period in effect with respect to such options) and (b) any cancelation or termination in connection with a change in control, as provided in the applicable award agreement.

(d) Relocation Benefits.  In satisfaction of the provisions of Section 5(e)(ii)(C) of the Employment Agreement, Tague shall be eligible for reimbursement of certain expenses incurred in connection with his relocation to Texas (including reasonable transaction expenses incurred in connection with the sale of his residence in or around Estero, Florida), in accordance with the terms of the Relocation Policy.

Tague acknowledges and agrees that the consideration set forth or referenced in Section 3 and this Section 4 constitute satisfaction and accord for any and all compensation and benefits due and owing to him pursuant to any plan, agreement or other arrangements relating to his employment with the Companies and termination thereof; provided, however, for the avoidance of doubt, Tague shall remain entitled to his vested account balance under The Hertz Corporation Income Savings Plan and The Hertz Corporation Supplemental Income Savings Plan and to coverage under the Company's health and welfare plans in accordance with the terms thereof through the Date of Termination.  Tague acknowledges and agrees that, unless he enters into this Agreement, he would not otherwise be entitled to receive the consideration set forth in this Section 4.

5. Waiver and Release.

(a) In exchange for receiving the monies and benefits described in Section 4 above, Tague does for himself and his heirs, executors, administrators, successors and assigns,  hereby release, acquit, and forever discharge and hold harmless the Companies and each of their divisions, subsidiaries and affiliated companies, and their respective successors, assigns, officers, directors, shareholders holding more than 5% of Holdings' outstanding common stock as of the Date of Termination (and such shareholders' affiliates), employees, benefit and retirement plans (as well as trustees and administrators thereof) and agents, past and present (the "Released Parties"), of and from any and all actions, causes of action, claims, demands, attorneys' fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Tague has, had or could have asserted, known or unknown (the "Claims"), at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including, without limitation, any and all claims for any additional severance pay, vacation pay, bonus or other compensation, including, but not limited to, under the Employment Agreement, Severance Plan or any other applicable severance plan or agreement; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any and all claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the New Jersey Law Against Discrimination; the Florida Civil Rights Act; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of his employment relationship with the Companies and/or the separation of such employment relationship, and/or with respect to any other claim, matter or event, from the beginning of the world to the date of Tague's execution of this Agreement.

(b) Tague understands that nothing contained in this Agreement limits his ability to communicate with, or file a complaint or charge with, the Equal Employment Opportunity Commission ("EEOC"), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission ("SEC"), the Department of Justice ("DOJ") or any other federal, state or local governmental agency or commission (collectively, "Governmental Agencies"), or otherwise participate in any investigation or proceeding that may be conducted by Governmental Agencies, including providing documents or other information without notice to the Company; provided, however, that Tague may not disclose Company information that is protected by the attorney client privilege, except as expressly authorized by law.  In the event any claim or suit is filed on Tague's behalf against any of the Released Parties by any person or entity, including, but not limited to, by any Governmental Agency, Tague waives any and all rights to recover monetary damages or injunctive relief in his favor; provided, however, that this Agreement does not limit Tague's right to receive an award from the SEC or DOJ for information provided to the SEC or DOJ.

6. Exceptions to Release.  Tague does not waive or release (a) any Claims under applicable workers' compensation or unemployment laws; (b) any rights which cannot be waived as a matter of law; (c) the rights to enforce the terms of this Agreement; (d) any Claim for indemnification Tague may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of any of the Companies, under any applicable insurance policy any of the Companies may maintain, or any under any other agreement he may have with any of the Companies, with respect to any liability, costs or expenses Tague incurs or has incurred as a director, officer or employee of any of the Companies; (e) any Claim Tague may have to obtain contribution as permitted by law in the event of entry of judgment against Tague as a result of any act or failure to act for which Tague and any of the Companies are jointly liable; (f) any Claim to his vested account balance under The Hertz Corporation Income Savings Plan or The Hertz Corporation Supplemental Income Savings Plan or to coverage under the Company's health and welfare plans in accordance with the terms thereof through the Date of Termination or (g) any Claim that arises after the Effective Date (as defined in Section 17).

7. Restrictive Covenants.  Tague acknowledges that in the course of his employment with the Companies, Tague has acquired "Proprietary Information" (as defined in the Employment Agreement) and "Confidential Information" (as defined in the Severance Plan) and that such information has been disclosed to Tague in confidence and for the Company's use only.  Tague acknowledges and agrees that, on and after the Date of Termination, Tague shall continue to be bound by the provisions of Sections 7, 8, 9, 10, 11 and 12 of the Employment Agreement and Article V of the Severance Plan.  Notwithstanding the foregoing, nothing in this this Agreement or any other agreement between Tague and the Companies shall prevent any communications by Tague with Governmental Agencies without notice to the Companies, any response or disclosure by Tague compelled by legal process or required by applicable law, or any bona fide exercise by Tague of any shareholder rights that may not be waived under applicable law that he may otherwise have.

8. Fiduciary Duties.  Tague will retain his fiduciary responsibilities to the Companies to the extent provided by law.  In addition, Tague agrees to continue to abide by applicable provisions of the principles and guidelines set forth in the Hertz Standards of Business Conduct, the terms of which are incorporated herein, including, but not limited to, the restrictions on insider trading and use of Company assets and information contained therein.

9. Representations of Tague and the Company.

(a) Tague declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Companies or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to and through the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement, and Tague has no knowledge of any fact or circumstance that he would reasonably expect to result in any such Claim against the Companies in respect of any of the foregoing.  Except as provided in Section 5(b) or 6(b) of this Agreement, and subject to the provisions thereof, Tague agrees herein not to bring suit against the Companies for events occurring prior to the date of this Agreement and not to seek damages from the Companies by filing a claim or charge with any state or governmental agency.

(b) Tague further declares and represents that though the Date of Termination he has not:  (i) engaged in any conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties with the Companies which has resulted or will result in material economic harm to Holdings; (ii) knowingly violated the Hertz Standards of Business Conduct or any similar policy; (iii) facilitated or engaged in, and has no knowledge of, any financial or accounting improprieties or irregularities of either of the Companies; or (iv) knowingly made any incorrect or false statements in any of his certifications relating to filings of the Companies required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any of the Companies' filings required under applicable securities laws; in either of the case of clause (iii) or (iv) of this Section 9(b), except with respect to any information that has been provided through the Date of Termination by a third-party auditor in an oral or written report to both Tague and the Board (or any committee thereof).  Tague further acknowledges and agrees that the Companies are entering into this Agreement in reliance on the representations contained in this Section 9(b), which representations constitute terms of this Agreement.

(c) The Company represents that the execution of this Agreement has been approved unanimously by the Board (excluding Tague).

10. Future Employment.  Tague agrees that he will not at any time in the future seek employment with Hertz and waives any right that may accrue to him from any application for employment that he may make notwithstanding this provision.

11. Nondisparagement/References.  Tague agrees not to make negative comments or otherwise disparage the Companies or their respective officers, directors, other employees holding the titles of Senior Vice President who reported directly to Tague or the titles of Executive Vice President or higher, or shareholders holding more than 5% of Holdings' outstanding common stock as of the Date of Termination (and such shareholders' affiliates) in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation.  The Companies agree that the Companies will not, and the individuals holding the titles of Senior Vice President who reported directly to Tague or the titles of Executive Vice President or higher, and the members, as of the date hereof, of the Boards of Directors of the Companies will not, while employed by the Companies or serving as a director of Holdings, as the case may be, make negative comments about Tague or otherwise disparage Tague in any manner that is reasonably likely to be harmful to his business reputation or personal reputation.  The parties hereto will not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the other or in pursuit of a claim or other action against the other, except as required by law.  The Company agrees that Tague shall be able to review, prior to issuance, any press release and the Form 8-K issued in connection with his termination of employment.  Tague shall direct any employment inquiries or requests for references to General Counsel, The Hertz Corporation, 8501 Williams Road, Estero, Florida 33928.  Nothing contained in this Section 11 shall prevent any party from making truthful statements in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes between the parties or in any response or disclosure by any party compelled by legal process or required by applicable law.

12. Cooperation.  During the 18-month period following the Date of Termination, Tague agrees to reasonably cooperate with the Companies in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Companies which relate to events or occurrences that occurred while Tague was employed by the Companies and of which Tague has relevant knowledge.  Tague's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Companies, being available for interviews, depositions and/or to act as a witness on behalf of the Company, if reasonably requested, and at the Board's reasonable request responding to any inquiries about the particular matter.  Tague further agrees to reasonably and truthfully cooperate with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while Tague was employed with the Company and of which Tague has relevant knowledge.  The Companies shall promptly pay (or promptly reimburse) Tague (a) for any and all reasonable out-of-pocket expenses incurred by Tague in connection with such cooperation, and (b) a reasonable hourly rate (which will be determined the compensation committee of the Board) to Tague for all time provided pursuant to this Section 12 in excess of 25 hours.

13. Indemnification.  Tague's right to indemnification and insurance under Section 14 of the Employment Agreement and the Indemnification Agreement, dated as of June 30, 2015, between Holdings and Tague, shall continue in accordance with its terms.

14. Miscellaneous.

(a) Denial of Wrongdoing.  The parties understand and agree that this Agreement shall not be considered an admission of liability or wrongdoing by any party, and that the parties deny any liability, and nothing in this Agreement can or shall be used, by or against any party with respect to claims, defenses or issues in any litigation or proceeding, except to enforce the Agreement itself.  Hertz denies committing any wrongdoing or violating any legal duty with respect to Tague's employment or the termination of his employment.

(b) Entire Agreement.  Tague further declares and represents that no promise, inducement, or agreement not herein expressed or referred to has been made to him.  Except as otherwise specifically provided in this Agreement, this instrument constitutes the entire agreement between Tague and the Companies and supersedes all prior agreements and understandings, written or oral, including, without limitation, the Employment Agreement and the Severance Plan.  For the sake of clarity, nothing in this Agreement is intended to negate or otherwise adversely affect any rights that Tague may have under the employee and executive benefit plans of the Companies, other than those waived as provided in Sections 5 and 6 hereof.  This Agreement may not be changed unless the change is in writing and signed by Tague and an authorized representative of each of the Companies.  Parol evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which together constitute one and the same agreement, whether delivered in person, by mail, by e-mail or by facsimile.

(c) Severability.  Tague understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not a part of this Agreement.

(d) Successors and Assigns.  This Agreement shall be binding upon the Companies and Tague and their respective heirs, personal representatives, successors and assigns.  Tague may not assign any of his rights or obligations hereunder.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform all of the Company's obligations set forth in this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assign had taken place.  In the event of the death of Tague prior to the payment of all amounts by the Company pursuant to this Agreement, the Company shall make any remaining payments to Tague's estate in a single lump sum payment within 60 days following his death.

(e) Governing Law; Dispute Resolution; Injunctive Relief.  The provisions of Section 16(b) of the Employment Agreement are incorporated by reference herein and made a part of this Agreement.  Notwithstanding the foregoing, in the event of a breach or threatened breach of any provision of this Agreement, including, but not limited to, Sections 7, 8, 11 and 12 of this Agreement, Tague agrees that the Companies shall be entitled to seek injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and damages would be inadequate and insufficient.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Companies may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.  Notwithstanding any provision of this Agreement to the contrary, in the event of any dispute between the Company and Tague (including, but not limited to, under or with respect to this Agreement) regarding a matter that has not been released pursuant to Section 5, if the Company refuses to provide the compensation or benefits contemplated by Section 4, the Company shall pay to Tague, no less frequently than monthly, all legal fees and expenses reasonably incurred by Tague in connection with such dispute; provided, that if a determination is made by the arbitrator or court of competent jurisdiction that Tague has failed to prevail on at least one material claim related to such dispute, the Company shall not be liable to pay such legal fees or expenses otherwise provided hereunder, and the Company shall be entitled to recover from Tague any such amounts so paid (either directly or, except as would violate Section 409A of the Code, by setoff against any amounts owed to Tague by the Company).

(f) Notice.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally by courier service or certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)          if to either of the Companies, to them at:

The Hertz Corporation
8501 Williams Road
Estero, Florida  33928
Attention:  General Counsel
 Facsimile:  866-999-3798

with a copy to:

Wachtell Lipton Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:  David A. Katz, Esq.
 Electronic mail:  DAKatz@WLRK.com

(B)           if to Tague, to him at his last known home address as shown on the records of the Company with a copy to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Bert Krueger, Esq.
Electronic mail: hkrueger@mayerbrown.com.

(g) Counterparts.  This Agreement may be executed by the parties hereto, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

15. Tax Matters.

(a) Withholding.  All payments and benefits provided hereunder shall be subject to tax withholdings required by applicable law and other standard payroll deductions.

(b) Code Section 409A.

(i) Compliance.  The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting the same (collectively, "Section 409A") so as to avoid the additional tax and  penalty interest provisions contained therein and, accordingly, to the maximum extent permitted under Section 409A, the Agreement shall be interpreted to maintain exemption from or compliance with its requirements.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Tague by Section 409A or any damages for failing to comply with Section 409A, except for any such additional taxes and interest or damages that result from the Company's failure to comply with the terms of this Agreement or those of any plan or award agreement referred to herein.

(ii) Termination as Separation from Service.  The termination of Tague's employment on the Date of Termination constitutes a "separation from service" within the meaning of Section 409A for purposes of any provision of this Agreement or other arrangement providing for the payment of any amounts or benefits subject to Section 409A upon or following a "separation from service" within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a "resignation from employment," "termination," "terminate," "termination of employment" or like terms shall also refer to Tague's "separation from service" on the Date of Termination.

(iii) Payments for Reimbursements, In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Tague incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

16. Acceptance; Consideration of Agreement.  Tague further acknowledges that he has been provided twenty-one (21) days to consider and accept this Agreement from the date it was first given to him, although he may accept it at any time within those twenty-one (21) days.

17. Revocation.  Tague further acknowledges that he understands that he has seven (7) days after signing the Agreement to revoke it by delivering to Richard Frecker, General Counsel, The Hertz Corporation, 8501 Williams Road, Estero, Florida 33928, written notification of such revocation within the seven (7)-day period.  If Tague does not revoke the Agreement, the Agreement will become effective and irrevocable by him on the eighth day after he signs it (or, if later, January 2, 2017) (the "Effective Date").  If Tague revokes this Agreement, Tague hereby acknowledges and agrees that this Agreement shall be null and void and of no further force and effect, and his termination of employment shall be treated as a resignation by him without Good Reason for all purposes.

18. Legal Counsel.  Tague acknowledges that he understands that he has the right to consult with an attorney of his choice at his expense to review this Agreement and has been encouraged by the Companies to do so.  The Company shall pay or reimburse Tague for reasonable attorney fees incurred for the review and negotiation of this Agreement, up to a maximum amount of $25,000.

* * * * * *

[Remainder of page intentionally blank.

Signatures to Agreement are set forth on the following pages.]

IN WITNESS HEREOF, and intending to be legally bound, I, John Tague, have hereunto set my hand.

WITH MY SIGNATURE HEREUNDER, I, JOHN TAGUE, ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I, JOHN TAGUE, FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY; AND THAT I HAVE BEEN ENCOURAGED BY HERTZ TO DO SO.

I, JOHN TAGUE, ALSO ACKNOWLEDGE THAT (1) I HAVE BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT, (2) I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO RICHARD FRECKER, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION, AND (3) IF I REVOKE THIS AGREEMENT (A) IT SHALL BE NULL AND VOID AND NONE OF HERTZ OR ANY OF ITS AFFILIATES SHALL HAVE ANY OBLIGATIONS TO ME UNDER THIS AGREEMENT, AND (B) HERTZ SHALL HAVE NO OBLIGATIONS TO ME OTHER THAN AS IF I HAD RESIGNED VOLUNTARILY AND (TO THE EXTENT APPLICABLE) WITHOUT GOOD REASON FOR PURPOSES OF THE EMPLOYMENT AGREEMENT, SEVERANCE PLAN OR OTHERWISE.

/s/ John Tague
JOHN TAGUE

Date:	December 12, 2016

[Tague Signature Page to Separation Agreement]

THE HERTZ CORPORATION		HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Richard Frecker	By:	/s/ Richard Frecker

Name:	Richard Frecker	Name:	Richard Frecker

Title:	Executive Vice President, General Counsel	Title:	Executive Vice President, General Counsel

Date:	December 12, 2016	Date:	December 12, 2016

[Company's Signature Page to Tague Separation Agreement]

EXHIBIT A

OUTSTANDING EQUITY AWARDS

Set forth below is a table of Tague's outstanding equity awards as of December 12, 2016.  Any such awards that are identified as unvested shall vest or be forfeited in accordance with the terms of Section 4(c).

Award	Grant Date	Number of shares subject to award (Vested)	Number of shares subject to award (Unvested)	Exercise Price
Sign-on Transition Options	November 21, 2014	126,168	0	$90.16
Sign-on Performance Options	November 21, 2014	0	126,168[1]	$90.16
Option Grant	March 3, 2016	0	79,259	$39.36
Sign-on PSUs	December 1, 2015	0	88,317[2]	N/A
PSU Grant (Adjusted Corp EBITDA)	March 3, 2016	0	21,345	N/A
PSU Grant (EBITDA Margin)	March 3, 2016	0	21,345	N/A
PSU Grant (Elite Customer NPS)	March 3, 2016	0	10,673	N/A

1 Pursuant to Section 4(c), of this amount, options to purchase 85,963 shares of Holdings common stock at $90.16 per share shall vest as of the Effective Date.
2 Pursuant to Section 4(c), of this amount, performance stock units in respect of 60,174 shares of Holdings common stock shall vest as of the Effective Date.